Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) and to the incorporation by reference in this Form S-1 (including any amendments thereto) filed by Rancher Energy Corp., as well as in the notes to the financial statements included in such Form S-1, of information contained in our review report dated April 16, 2008 and to the inclusion of that report as an appendix to the prospectus included in that registration statement.

We further consent to the reference to our firm as experts in the Form S-1 including the prospectus included in this Form S-1.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado
July 11, 2008